Exhibit (i)

780 NORTH WATER STREET MILWAUKEE, WISCONSIN 53202-3590 Tel 414-273-3500 Fax 414-273-5198 www.GKLAW.COM

November 25, 2013

Broadview Funds Trust

330 East Kilbourn Avenue, Suite 1475

Milwaukee, Wisconsin 53202

Ladies and Gentlemen:

We have acted as your counsel in connection with the preparation of this Pre-Effective Amendment No. 2 to the Registration Statement on Form N-1A (Registration Nos. 333-191142; 811-22885) (the “Registration Statement”) relating to the sale by you of an indefinite number of shares (the “Shares”) of beneficial interest, without par value, of the Broadview Opportunity Fund (the “Fund”), a series of Broadview Funds Trust (the “Trust”), in the manner set forth in the Registration Statement (and the Prospectus of the Fund included therein).

We have examined:  (a) the Registration Statement (and the Prospectus of the Fund included therein), (b) the Trust’s Agreement and Declaration of Trust and Bylaws, (c) certain resolutions of the Trust’s Board of Trustees and (d) such other proceedings, documents and records as we have deemed necessary to enable us to render this opinion.

Based upon the foregoing, we are of the opinion that the Shares, when sold as contemplated in the Registration Statement, will be duly authorized, validly issued, fully paid and nonassessable.

We consent to the use of this opinion as an exhibit to the Registration Statement.  In giving this consent, however, we do not admit that we are experts or within the category of persons whose consent is required by Section 7 of the Securities Act of 1933, as amended.

Very truly yours,

/s/ Godfrey & Kahn, S.C.

GODFREY & KAHN, S.C.

OFFICES IN MILWAUKEE, MADISON, WAUKESHA, GREEN BAY AND APPLETON, WISCONSIN AND WASHINGTON, D.C.

GODFREY & KAHN IS A MEMBER OF TERRALEX®, A WORLDWIDE NETWORK OF INDEPENDENT LAW FIRMS.